News Release

Date: January 8, 2007
Statement from Nalco Company Regarding Chemical Release at Sugar Land, Texas Plant

Statement from Nalco Company Sugar Land Plant Manager John Wantuch:

Sugar Land, Texas -- We had a release today of what appears to be a combination of water vapor and a chemical – ethylenediamine.  As best we can tell at this time, three Nalco employees have been sent to the hospital for treatment.  Approximately 14 other employees have also received medical attention as a precaution.  We are not aware of any other injuries. Although we will conduct a thorough investigation, we believe a pressure relief valve on the truck may have dislodged, causing the release into the atmosphere.  The chemical involved can be an irritant to the skin and eyes and could cause headaches, nausea and vomiting to those significantly exposed.  There are no chronic adverse effects.  When the release occurred, we immediately contacted emergency responders and also sheltered employees in place.  We will work with the emergency responders and outside environmental firms to understand the causes of the release.  We appreciate the outstanding work of the City of Sugar Land and emergency responders in helping to minimize the impacts of this incident.

About Nalco

Nalco is the leading provider of integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications.  The company currently serves more than 70,000 customer locations representing a broad range of end markets. It has established a global presence with more than 10,000 employees operating in 130 countries supported by a comprehensive network of manufacturing facilities, sales offices and research centers. In 2005, Nalco achieved sales of more than $3.3 billion. For more information visit www.nalco.com.